UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2006

Longs Drug Stores Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8978	68-0048627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 North Civic Drive Walnut Creek, California	94596
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 937-1170

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2006, the Company entered into a Prime Vendor Agreement (“Agreement”) with AmerisourceBergen Drug Corporation (“ABDC”) for the supply by ABDC to the Company of prescription pharmaceutical products and the provision of services related thereto by ABDC to the Company.

The term of the Agreement will commence effective July 1, 2006, upon expiration of the current primary supplier agreement between ABDC and the Company, and will run for a term of at least three and as many as seven years, with the actual duration depending on the time when the Company’s aggregate purchases of branded pharmaceuticals under the Agreement reach a certain amount. ABDC has the right to terminate the Agreement during the third year under certain limited circumstances.

Additionally, the Agreement requires the Company to purchase from ABDC a specified percentage of its requirements for generic pharmaceuticals that are within an agreed scope of generic pharmaceutical products carried by ABDC, subject to certain exceptions, exclusions and qualifications.

Pricing of pharmaceutical products under the Agreement is generally based on published wholesale acquisition costs, less certain discounts, rebates and other adjustments that vary with the type of products being purchased.

The Agreement also provides for supply by ABDC of some over-the-counter medications, nutritional, health and beauty care products, and home health care products, and related services.

Item 7.01.	Regulation FD Disclosure.

On March 20, 2006, the Company issued a press release announcing the Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

The following exhibits are filed herewith:

99.1	Press release dated March 20, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGS DRUG STORES CORPORATION

Dated:	March 20, 2006	By:	/s/ William J. Rainey
William J. Rainey
		Its:	Senior Vice President, General Counsel and Secretary

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 20, 2006.

4